Form of Amended and Restated Deferred Stock Unit Award Agreement (Canadian) of John Lederer and Wayne Sales (Compliance with Section 409A of the Internal Revenue Code)	Exhibit 10(j)

AMENDED AND RESTATED

DEFERRED STOCK UNIT AWARD AGREEMENT

(with related Dividend Equivalent Rights)

(Canadian Directors)

Tim Hortons Inc.

Date              , 2007

THIS AGREEMENT was originally made effective as of the      day of             , 20     (the “Effective Date”) between Tim Hortons Inc., a Delaware corporation (the “Company”), and                      (the “Grantee”) (collectively, the “Parties”) and is hereby amended and restated in its entirety effective as of December 31, 2008.

WHEREAS, the Company has adopted the Tim Hortons Inc. Non-Employee Director Deferred Stock Unit Plan (the “Plan”) in order to provide an additional incentive to non-employee directors of the Company; and

WHEREAS, pursuant to Section 4 of the Plan, the Company may grant, from time-to-time, to the Grantee Elective DSUs, Formula DSUs, Voluntary Formula DSUs and Discretionary DSUs (all as defined in the Plan and collectively referred to herein as “DSUs” or, individually, a “DSU”) with related Dividend Equivalent Rights;

WHEREAS, each grant of DSUs shall be evidenced by this Agreement, which (together with the Plan), describes all the terms and conditions of the respective DSU grant;

WHEREAS, the Grantee serves as a director of the Company and is not otherwise employed by the Company or its Subsidiaries in any capacity and is therefore eligible to participate in the Plan;

WHEREAS, subject to the terms of the Plan and this Agreement, the DSUs awarded to the Grantee under this Agreement will vest and be paid to the Grantee after the Grantee ceases to serve as a director of the Company;

WHEREAS, the Company has determined that the Grantee is subject to the tax laws of the United States; and

WHEREAS, pursuant to Section 11 of the Agreement, the Parties desire to amend and restate this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, the Parties agree as follows:

1	Award.

1.1 The Company hereby grants to the Grantee awards (the “Awards”) of the number of Formula DSUs, Voluntary Formula DSUs, Elective DSUs and Discretionary DSUs as set out on Schedule A hereto with an equal number of related Dividend Equivalent Rights on the date(s) of grant (each, a “Grant Date”) set forth on Schedule A. Grants of DSUs are subject to certain administrative determinations to be made by the Human Resource and Compensation Committee of the Company (the “Committee”) from time-to-time, which are described on Schedule A and which, unless otherwise specified on Schedule A, shall apply in respect of all existing and future Awards; provided that no such administrative determination will impair the rights of the Grantee without the consent of the Grantee, except as may be permitted pursuant to Section 11 of this Agreement. Each DSU shall have the value of one share of Company’s common stock, par value U.S. $0.001 per share and any other securities into which such share is changed or for which such share is exchanged (“Share”). Distributions and payments for DSUs and Dividend Equivalent Rights shall be made in accordance with the terms of Section 5 and 6 hereof, respectively. The DSUs and related Dividend Equivalent Rights granted pursuant to the Awards were subject to the execution and return of this Agreement by the Grantee. On a quarterly basis, the Company will deliver to the Grantee an updated Schedule A setting out the total number of DSUs that have been granted to the Grantee under the Plan and pursuant to this Agreement from the Effective Date to the date of such Schedule. Grantee shall be deemed to have (i) accepted and agreed to the terms and conditions of the Awards and other information described on the Schedule and (ii) confirmed their agreement and acknowledgment that the terms of this Agreement continue to apply in full force and effect to all such future Awards, unless Grantee notifies the Company within 15 business days after receipt of the respective quarterly Schedule A.

1.2 Each Dividend Equivalent Right represents the right to receive an amount in respect of all of the cash dividends or other distributions that are or would be payable with respect to the number of DSUs held by the Grantee if the DSUs were Shares. The cash value attributable to Dividend Equivalent Rights shall be deferred and converted into additional DSUs based on the Fair Market Value of a Share on the date such dividend is paid. “Fair Market Value” or “FMV” on any date shall be equal to the mean of the high and low prices at which Shares are traded on the Toronto Stock Exchange on such date or the mean of the high and low prices at which the Shares are traded on the New York Stock Exchange, as designated by the Committee on or prior to such date and set out on Schedule A hereto. Any additional DSUs granted pursuant to this Section shall be subject to the same terms and conditions applicable to the DSU to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in Sections 2 through 5, inclusive, of this Agreement. In the event that a DSU is forfeited pursuant to Section 5 hereof, the related Dividend Equivalent Right shall also be forfeited.

1.3 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2	Restrictions on Transfer.

The DSUs and Dividend Equivalent Rights granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

3	Vesting.

All DSUs and accompanying Dividend Equivalents Rights granted hereunder shall vest upon the Grantee’s separation from service. For purposes of this Agreement, “separation from service” shall mean a “separation from service” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

4	Effect of Change of Shares Subject to the Plan.

In the event of a Change in Capitalization (as defined in the Tim Hortons Inc. 2006 Stock Incentive Plan (the “2006 Stock Plan”)), the Committee shall conclusively determine the appropriate adjustments, if any, to the Grantee’s outstanding DSUs. If adjustments are to be made, they shall be made in the same manner as adjustments are made to awards that are outstanding under the 2006 Stock Plan. Adjusted DSUs shall remain subject to the same conditions that were applicable to the DSUs prior to the adjustments, provided that, notwithstanding the foregoing, any adjustment to a DSU shall be on the basis that the amounts payable under such DSU shall continue to depend on the FMV of the Shares of the Company, or a corporation related thereto, at a time within the period beginning one year before the Grantee’s separation from service and ending at the time of receipt of payment.

5	Distributions.

All DSUs granted to Grantee under the Agreement shall be paid out in a lump sum as soon as administratively possible following separation from service, but no later than 30 days after separation from service, unless the Grantee has filed an election no later than December 31 of the year before the year in which a particular grant is made, to have such payment made at the end of the first calendar year commencing after the Grantee’s separation from service, in accordance with the Plan. Notwithstanding the foregoing, and for greater certainty, Formula DSUs (not including Voluntary Formula DSUs or Elective DSUs) and, unless otherwise set out on Schedule A hereto with respect to a specific Award, Discretionary DSUs, shall be forfeited and no payment shall be made in respect thereof if the Grantee’s separation from service is as a result of a termination due to the commission of an act of fraud or intentional misrepresentation or an act of embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its Subsidiaries.

6	Payment.

All DSUs shall be paid in cash based on the Fair Market Value of a Share on the date of the Grantee’s separation from service in accordance with the administrative determinations made by the Committee from time-to-time regarding the payments of DSUs upon settlement, which shall be noted on Schedule A from time-to-time, as applicable. Notwithstanding the foregoing, the Company shall be entitled to withhold and/or deduct any and all amounts required to be withheld from any payment hereunder on account of taxes or other governmental charges.

7	Execution of the Award.

The grant of the DSUs and Dividend Equivalent Rights to the Grantee pursuant to the Awards was conditional upon the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than                     .

8	No Right to Continued Service.

Nothing in this Agreement or the Plan shall confer upon the Grantee any right to continuance of service as a Board member or otherwise as an employee of the Company or any of its Subsidiaries.

9	Residency of Grantee.

The Grantee hereby agrees to notify the Company within 15 business days of any change in the Grantee’s residency for purposes of Canadian and U.S. income tax purposes.

10	Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan will govern. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings attributed to such terms in the Plan.

In the event of a separation of service as a result of the death or disability of the Grantee, the payment in respect of the DSUs held by the Grantee shall be made to the Grantee’s estate or legal representatives, as applicable.

11	Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the Parties hereto; provided, however, that (a) Grantee shall be deemed to have accepted, without signature required, the terms and conditions of this Agreement applicable to future grants, unless notice of objection is made, as described in Section 1 hereof and (b) nothing herein shall restrict the Committee’s right to amend this Agreement without the Grantee’s consent and without additional consideration to the Grantee to the extent necessary to avoid penalties arising under Section 409A of the Code, or to comply with the requirements of Regulation 6801(d) under the Income Tax Act (Canada) (the “ITA”), even if those amendments reduce, restrict or eliminate rights granted under this Agreement before those amendments are adopted.

12	Notice.

All notices and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company:

Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Attn: General Counsel

Fax: (905) 845-1458

If to Grantee:

Name:	______________________________________
Address:	______________________________________
Tel:	______________________________________
Fax:	______________________________________
Email:	______________________________________

Either party may send any notice or other communication hereunder to the intended recipient at the address, facsimile number or electronic mail address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address, facsimile number or electronic mail address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

13	Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof and, to the extent applicable, the Code and ITA.

15	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

17	Entire Agreement.

This Agreement and the terms and conditions of the Plan, including the provisions of the 2006 Stock Plan to the extent specifically referred to herein or directly applicable to the terms hereof, constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

18	Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19	Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

20	Compliance with Section 409A.

This Agreement is intended to satisfy the requirements of Section 409A of the Code and is intended not to be a “salary deferral arrangement” (a “SDA”) within the meaning of the ITA, and shall be interpreted and administered consistent with such intent. To the extent that the interpretation and administration of this Agreement in accordance with Section 409A of the Code would cause any of the arrangements contemplated herein to be a SDA, then for any Grantee who is subject to the ITA and not subject to Section 409A of the Code, the Agreement shall be interpreted and administered with respect to such Grantee so that the arrangements are not SDAs. For Grantees subject to both Section 409A of the Code and the ITA, the terms of the Awards shall be interpreted, construed, and given effect to achieve compliance with both Section 409A of the Code and the ITA, to the extent practicable. If compliance with both Section 409A of the Code and the ITA is not practicable in connection with the Awards covered by this Agreement, the terms of the Awards and this Agreement remain subject to amendment at the sole discretion of the Committee to reach a resolution of the conflict as it shall determine in its sole discretion.

TIM HORTONS INC.

By:	______________________________________
Name:	______________________________________
Title:	______________________________________

GRANTEE

By:	______________________________________
Print Name:	______________________________________

SCHEDULE A

Grant Date	Cash Value (Cdn.$) on Grant Date	# and Type of DSUs*	Director Residency

Total DSUs as of <>:	<>

*	Specify Formula DSUs, Voluntary Formula DSUs, Elective DSUs or Discretionary DSUs.

Notice Regarding Administrative Decisions made by the Committee

•	The number of DSUs to be awarded will be based on the FMV of the Company’s common shares on the Toronto Stock Exchange price (instead of the New York Stock Exchange).

•

The number of DSUs to be awarded (dollar amount divided by FMV) will be based on the FMV on the first day of the next trading window after the quarterly Board meeting during which directors could trade. In other words, even though the cash being deferred would have otherwise been payable at the quarterly Board meetings, the DSU grant will only occur on the first day of the next trading window after the Company’s quarterly earnings release is made public. In addition, no interest or other compensation will accrue as a result of the delay between the date of the Board meeting and the actual grant date (i.e., first day of the next succeeding trading window during which directors could trade).

•

Consistent with Section 6 of the Agreement and the FMV determination in bullet #1 above, DSUs are payable and will be settled in Canadian dollars. For U.S. directors, the Canadian dollars will be translated into U.S. dollars as of the date of separation of service, unless the director provides notice to the Company that he/she would like to receive Canadian dollars; provided, however, that additional deferrals under the U.S. Non-Employee Director Deferred Compensation Plan can be made only in U.S. dollars.